Exhibit (e)(2)

EXHIBIT A

FUNDS

Name of Series

Amplify Top 10™ Quantum ETF

Amplify Top 10™ Space ETF

Amplify Top 10™ Robotics ETF

Amplify Top 10™ Asia Memory ETF